News Release

Blackboard Announces $100 Million Share Repurchase Program

WASHINGTON – March 1, 2011 – Blackboard Inc. (NASDAQ: BBBB) today announced that its Board of Directors has approved a share repurchase program that authorizes the Company to repurchase up to an aggregate of $100 million of its Common Stock.

“This authorization enables us to act opportunistically in circumstances where repurchasing Blackboard shares constitutes a compelling use of capital,” stated John Kinzer, Blackboard’s Chief Financial Officer. “The new share repurchase program represents a prudent investment of available funds and underscores our commitment to increasing shareholder value.”

Share repurchases under the program may be made through open market purchases or privately negotiated transactions in accordance with applicable federal securities laws, including Rule 10b-18 of the Exchange Act of 1934. While the board of directors has approved the share purchasing guidelines, the timing of repurchases and the exact number of shares of common stock to be purchased will be determined by the Company’s management, at its discretion, and will depend upon market conditions and other factors.

“We are confident in the long-term strength of our business and corporate strategy and the repurchase program affirms our view,” stated Michael Chasen, Blackboard’s Chief Executive Officer.

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About Blackboard Inc.
Blackboard Inc. (Nasdaq: BBBB) is a global leader in enterprise technology and innovative solutions that improve the experience of millions of students and learners around the world every day. Blackboard’s solutions allow thousands of higher education, K-12, professional, corporate, and government organizations to extend teaching and learning online, facilitate campus commerce and security, and communicate more effectively with their communities. Founded in 1997, Blackboard is headquartered in Washington, D.C., with offices in North America, Europe, Asia and Australia.

Any statements in this press release about future expectations, plans and prospects for Blackboard and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed in the “Risk Factors” section of our Form 10-K filed on February 18, 2011 with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of March 1, 2011. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to March 1, 2011.